Exhibit 99.1

Contacts:

Investor Relations:

Angela White

ir@vistaprint.com

+1 (781) 652-6480

Media Relations:

Jason Keith

publicrelations@vistaprint.com

+1 (781) 652-6444

Vistaprint Reports Fourth Quarter and Fiscal Year 2012 Financial Results

•	Fourth quarter 2012 results:

•	Revenue grew 20 percent year over year to $250.4 million

•	Revenue grew 25 percent year over year excluding the impact of currency exchange rate fluctuations

•	Revenue grew 17 percent year over year excluding the impact of currency exchange fluctuations and revenue from acquisitions

•	GAAP net income per diluted share decreased 69 percent year over year to $0.10

•	Non-GAAP adjusted net income per diluted share decreased 7 percent year over year to $0.40

•	Fiscal year 2012 results:

•	Revenue grew 25 percent year over year to $1,020.3 million

•	Revenue grew 25 percent year over year excluding the impact of currency exchange rate fluctuations

•	Revenue grew 20 percent year over year excluding the impact of currency exchange fluctuations and revenue from acquisitions

•	GAAP net income per diluted share decreased 38 percent year over year to $1.13

•	Non-GAAP adjusted net income per diluted share decreased 15 percent year over year to $1.95

Venlo, the Netherlands, July 26, 2012 — Vistaprint N.V. (Nasdaq: VPRT), a leading online provider of professional marketing products and services to micro businesses and the home, today announced financial results for the fourth quarter and fiscal year ended June 30, 2012.

“We are generally pleased with our accomplishments in fiscal 2012,” said Robert Keane, president and chief executive officer. “We sustained strong annual revenue growth while executing on key strategy initiatives. We delivered earnings above our guidance range for the fourth quarter and fiscal year due to favorability on a number of cost items. In the fourth quarter, we were pleased with revenue performance in North America and Asia Pacific; however, we were disappointed with the deterioration of revenue growth rates in Europe.

“Over the last two quarters, we have seen lower growth rates in Europe than in North America, which is a break from the past,” continued Keane. “Although we expected near-term revenue headwinds from the implementation of customer-centric user experience improvements, we have been more successful in mitigating these headwinds in North America than in Europe. We continue to believe that Europe has significant potential for us and are targeting improved growth rates over time.”

Keane continued, “During fiscal 2012, we made significant progress against our strategy initiatives fueled by the new investment approach we announced one year ago. We believe we remain on track to achieve our qualitative long-term strategic goals and continue to target the earnings and constant currency revenue growth goals articulated at that time. In some areas, we are ahead of our plans, and in other areas, such as European revenue growth, we have challenges we must address. We are fortunate to have many drivers within our business, and we will continue to take a flexible approach to managing our resources to drive continued growth.”

Financial Metrics (include Albumprinter and Webs results unless otherwise stated):

•

Revenue for the fourth quarter of fiscal year 2012 grew to $250.4 million, a 20 percent increase over revenue of $208.8 million reported in the same quarter a year ago. Excluding Albumprinter and Webs combined revenue of $15.4 million, total fourth quarter revenue was $235.0 million. For the full fiscal year, revenue grew to $1,020.3 million, a 25 percent increase over revenue of $817.0 million in fiscal year 2011. Excluding the estimated impact from currency exchange rate fluctuations and revenue from acquired businesses, total revenue grew 17 percent year over year in the fourth quarter and 20 percent for the full year.

•

Gross margin (revenue minus the cost of revenue as a percent of total revenue) in the fourth quarter was 64.6 percent, compared to 63.9 percent in the same quarter a year ago. For the full fiscal year, gross margin was 65.2 percent, compared to 64.8 percent in fiscal year 2011.

•

Operating income in the fourth quarter was $5.1 million, or 2.0 percent of revenue, and reflected a 70 percent decrease compared to operating income of $17.0 million, or 8.1 percent of revenue, in the same quarter a year ago. For the full fiscal year, operating income was $55.2 million, or 5.4 percent of revenue, a 41 percent decrease compared to operating income of $93.1 million, or 11.4 percent of revenue, in the prior fiscal year.

•

GAAP net income for the fourth quarter was $3.9 million, or 1.5 percent of revenue, representing a 73 percent decrease compared to $14.4 million, or 6.9 percent of revenue in the same quarter a year ago. For the full fiscal year, GAAP net income was $44.0 million, or 4.3 percent of revenue, a 46 percent decrease compared to GAAP net income of $82.1 million, or 10.0 percent of revenue, in the prior fiscal year.

•

GAAP net income per diluted share for the fourth quarter was $0.10, versus $0.32 in the same quarter a year ago. For the full year, GAAP net income per diluted share was $1.13, versus $1.83 in the prior full fiscal year.

•

Non-GAAP adjusted net income for the fourth quarter, which excludes amortization expense for acquisition-related intangible assets, tax charges related to the alignment of acquisition-related intellectual property with global operations, and share-based compensation expense and its related tax effect, was $14.9 million, or 5.9 percent of revenue, representing a 24 percent decrease compared to non-GAAP adjusted net income of $19.5 million, or 9.4 percent of revenue, in the same quarter a year ago. For the full fiscal year, non-GAAP adjusted net income was $77.0 million, or 7.6 percent of revenue, a 26 percent decrease compared to non-GAAP adjusted net income of $104.5 million, or 12.8 percent of revenue, in the prior fiscal year.

•

Non-GAAP adjusted net income per diluted share for the fourth quarter, as defined above, was $0.40, versus $0.43 in the same quarter a year ago. For the 2012 full fiscal year, non-GAAP adjusted net income per diluted share was $1.95, versus $2.30 in the prior fiscal year.

•	Capital expenditures in the fourth quarter were $13.5 million or 5.4 percent of revenue. During the full fiscal year capital expenditures were $46.4 million or 4.5 percent of revenue.

•

During the fourth quarter, the company generated $19.3 million of cash from operations and $4.6 million in free cash flow, defined as cash from operations less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs. During the full fiscal year, the company generated $140.6 million of cash from operations and $88.5 million in free cash flow.

•

The company had net debt of $166.8 million which consisted of $62.2 million in cash and cash equivalents and $229.0 million in long-term debt, with $157.0 million available under its credit facility as of June 30, 2012.

•

During the fourth quarter, the company purchased 2,990,376 of its ordinary shares for $100.1 million, inclusive of transaction costs, at an average per-share cost of $33.46, as part of the share repurchase program authorized by the Supervisory Board in February 2012. During fiscal year 2012, the company repurchased 9,900,980 shares for $309.7 million at an average per-share cost of $31.28, as part of the program referenced above, as well as prior programs.

Operating Highlights (exclude Albumprinter and Webs results unless otherwise stated):

•

Vistaprint acquired approximately 2.2 million new customers in the fourth fiscal quarter ended June 30, 2012, compared with 1.8 million in the same quarter a year ago, reflecting an increase of 22 percent. For the full fiscal year 2012, the number of new customer acquisitions totaled approximately 9.4 million, a 27 percent increase compared with 7.4 million in fiscal year 2011.

•

On a trailing twelve month basis, unique active customer count was 14.4 million. Unique active customer count is the number of individual customers who purchased from us in a given period, with no regard to the frequency of purchase. This was a 26 percent increase compared to 11.4 million in the twelve month period ended June 30, 2011.

•

Total order volume in the fourth quarter of fiscal 2012 was approximately 6.4 million, reflecting an increase of approximately 14 percent over total orders of approximately 5.6 million in the same quarter a year ago.

•	Average order value in the fourth quarter including revenue from shipping and processing was $36.73, compared to $37.72 in the same quarter a year ago.

•

Organic advertising and commissions expense in the fourth quarter was $55.3 million, or 23.5 percent of revenue, compared to $47.0 million, or 22.5 percent of revenue, in the same quarter a year ago, and $245.9 million, or 25.2 percent of revenue, for the full fiscal year. Including advertising and commissions expense from the acquired businesses, total advertising and commissions expense in the fourth quarter was $57.7 million, or 23.0 percent of total revenue, and $252.8 million, or 24.8 percent of revenue, for the full fiscal year.

•

Vistaprint acts as a wholesaler to certain retail firms, providing white label solutions for online and/or in-store sales of select Vistaprint products. In the fourth quarter and fiscal year, these partnerships increased the growth of new customers, unique active customers, and order volume, and decreased average order value and advertising as a percent of revenue.

•

Revenue from customers in North America was $143.4 million, or 57 percent of total revenue, in the fourth quarter. This represents 20 percent growth year over year in reported terms and 21 percent growth year over year in constant currency. Excluding Webs revenue of $2.5 million, revenue from customers in North America was $140.9 million, or 60 percent of total organic revenue, in the fourth quarter. This represents 18 percent growth year over year in both reported terms and constant currency.

•

For the full fiscal year, revenue from customers in North America was $543.9 million, or 53 percent of total revenue, representing 20 percent growth year over year in both reported terms and in constant currency. Excluding Webs revenue of $4.7 million, revenue from customers in North America was $539.2 million or 55 percent of total organic revenue for the fiscal year. This represents 19 percent growth year over year in both reported terms and constant currency.

•

Revenue from customers in Europe was $92.0 million or 37 percent of total revenue in the quarter. This represents 18 percent growth year over year in reported terms and 30 percent growth in constant currency. Excluding Albumprinter revenue of $12.9 million, revenue from customers in Europe was $79.1 million, or 34 percent of total organic revenue in the fourth quarter. This represents 2 percent growth year over year in reported terms and 11 percent growth in constant currency.

•

For the full fiscal year, revenue from customers in Europe was $415.2 million, or 41 percent of total revenue, representing 29 percent growth year over year in reported terms and 31 percent growth in constant currency. Excluding Albumprinter revenue of $40.4 million, revenue from customers in Europe was $374.8 million or 38 percent of total organic revenue for the fiscal year. This represents 17 percent growth year over year in reported terms and 18 percent growth year over year in constant currency.

•

Revenue from customers in Asia Pacific was $15.1 million, or 6 percent of total revenue in the fourth quarter. This represents 28 percent growth year over year in reported terms and 33 percent growth in constant currency.

•

For the full fiscal year, revenue from customers in Asia Pacific was $61.2 million, or 6 percent of total revenue for the fiscal year. This represents 44 percent growth year over year in reported terms and 38 percent growth year over year in constant currency.

Investment in Asian Markets:

Consistent with our announcement one year ago that we would proactively consider M&A as a means to enter adjacent markets, including geographic expansion, Vistaprint today announced an enhanced strategy to drive longer-term growth in China and India. As previously disclosed, Vistaprint acquired the assets of a startup business in India, PrintBell, in fiscal 2012. On July 10, 2012, Vistaprint also made a capital investment in a Chinese business which operates under the name Namex. This resulted in Vistaprint owning a 34.5 percent indirect equity interest in Namex, with call options to increase Vistaprint’s ownership incrementally to 100% over the coming eight years. Both PrintBell and Namex are innovative, focused start-ups in markets that we believe have large long-term potential. In order to help ensure these investments are successful over the long term, Vistaprint anticipates investing in supporting resources that will be managed from a new “Most of World” business unit, with headquarters in Singapore, whose President reports directly into Robert Keane. Neither India nor China is expected to contribute materially to our revenue in fiscal 2013. However, resource investments in those entities and in the supporting Singapore-based team are expected to be dilutive to fiscal 2013 earnings. The financial guidance provided below includes the expected impact of these Asian investments.

Fiscal 2013 Outlook as of July 26, 2012:

Ernst Teunissen, executive vice president and chief financial officer, said, “The fiscal 2013 guidance we are introducing today includes a range of constant currency organic revenue growth of 15 percent to 20 percent. Reaccelerating revenue growth in our core business is an important strategic goal for us, and we expect growth in North America and Asia Pacific to remain strong in fiscal 2013. However, we believe it is realistic and prudent to anticipate the potential for continued revenue weakness in Europe through fiscal 2013. These expectations are incorporated into our revenue guidance range. Finally, a year ago, we presented a plan for which we anticipated modest GAAP earnings per share growth in fiscal 2013 compared to our fiscal 2012 GAAP earnings guidance range for our organic business. We believe we are on track to deliver this in fiscal 2013. Additionally, our fiscal 2013 earnings guidance includes the negative impact of our acquisitions of Webs and Albumprinter, our investments in Asia, and the incremental accounting impact driven by our recent move to more performance-based executive stock option grants, as well as the positive impact of our fiscal 2012 share repurchases.”

Financial Guidance as of July 26, 2012:

As previously stated, beginning with fiscal year 2013, the company is providing revenue guidance on an annual and quarterly basis, and earnings guidance on an annual basis. Based on current and anticipated levels of demand, the company expects the following financial results:

Fiscal Year 2013 Revenue

•

For the full fiscal year ending June 30, 2013, the company expects revenue of approximately $1,175 million to $1,225 million, or 15 percent to 20 percent growth year over year in reported terms. Excluding currency movements and acquired revenue, we expect constant-currency organic growth of approximately 15 percent to 20 percent. Constant-currency growth expectations assume a recent 30-day currency exchange rate for all currencies.

•

For the first quarter of fiscal year 2013, ending September 30, 2012, the company expects revenue of approximately $250 million to $260 million, or 18 percent to 22 percent growth year over year in reported terms. We expect constant-currency organic growth of approximately 13 percent to 18 percent.

Fiscal Year 2013 GAAP Net Income Per Diluted Share

•	For the full fiscal year ending June 30, 2013, the company expects GAAP net income per share of approximately $0.40 to $0.70, which assumes 35.8 million weighted average diluted shares outstanding.

Fiscal Year 2013 Non-GAAP Adjusted Net Income Per Diluted Share

•

For the full fiscal year ending June 30, 2013, the company expects non-GAAP adjusted net income per diluted share of approximately $1.62 to $1.92, which excludes expected acquisition-related amortization of intangible assets of approximately $7.6 million or approximately $0.21 per diluted share, share-based compensation expense and its related tax effect of approximately $35.3 million or approximately $0.97 per diluted share, and tax charges related to the alignment of acquisition-related intellectual property with global operations of approximately $2.2 million, or $0.06 per diluted share. This guidance assumes a non-GAAP weighted average diluted share count of approximately 36.5 million shares.

Fiscal Year 2013 Capital Expenditures

For the full fiscal year ending June 30, 2013, the company expects to make capital expenditures of approximately $75 million to $95 million. Planned capital investments are designed to support the planned growth of the business and will include the expansion of our European production capacity in our Venlo facility and other investments.

The foregoing guidance supersedes any guidance previously issued by the company. All such previous guidance should no longer be relied upon.

At approximately 4:20 p.m. (EDT) on July 26, 2012, Vistaprint will post, on the Investor Relations section of www.vistaprint.com, a link to a pre-recorded audio visual end-of-quarter presentation along with a downloadable transcript of the prepared remarks that accompany that presentation. At 5:15 p.m. the company will host a live Q&A conference call with management, which will be available via web cast on the Investor Relations section of www.vistaprint.com and via dial-in at (800) 659-2056, access code 31992793. A replay of the Q&A session will be available on the company’s Web site following the call on July 26, 2012.

About non-GAAP financial measures

To supplement Vistaprint’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, Vistaprint has used the following measures defined as non-GAAP financial measures by Securities and Exchange Commission, or SEC, rules: non-GAAP adjusted net income, non-GAAP adjusted net income per diluted share, free cash flow, constant-currency revenue growth, and constant-currency organic revenue growth. The items excluded from the non-GAAP adjusted net income measurements are share-based compensation expense and its related tax effect, amortization of acquisition-related intangibles, and tax charges related to the alignment of acquisition-related intellectual property with global operations. Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs. Constant-currency revenue growth is estimated by translating all non-U.S. dollar denominated revenue generated in the current period using the prior year period’s average exchange rate for each currency to the U.S. dollar. Constant-currency organic revenue growth excludes the impact of currency as defined above and revenue from acquired companies.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. The tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures.

Vistaprint’s management believes that these non-GAAP financial measures provide meaningful supplemental information in assessing our performance and when forecasting and analyzing future periods. These non-GAAP financial measures also have facilitated management’s internal comparisons to Vistaprint’s historical performance and our competitors’ operating results.

Management provides these non-GAAP financial measures as a courtesy to investors. However, to gain a more complete understanding of the company’s financial performance, management does (and investors should) rely upon GAAP statements of operations and cash flow.

About Vistaprint

Vistaprint N.V. (Nasdaq: VPRT) empowers more than 14 million micro businesses and consumers annually with affordable, professional options to make an impression. With a unique business model supported by proprietary technologies, high-volume production facilities, and direct marketing expertise, Vistaprint offers a wide variety of products and services that micro businesses can use to expand their business. A global company, Vistaprint employs over 3,700 people, operates more than 25 localized websites globally and ships to more than 130 countries around the world. Vistaprint’s broad range of products and services are easy to access online, 24 hours a day at www.vistaprint.com.

Vistaprint and the Vistaprint logo are trademarks of Vistaprint N.V. or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains statements about our future expectations, plans and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including but not limited to our expectations for the growth and development of our business in Europe, Asia, and elsewhere; our current revenue, earnings and growth rate expectations for the next five years; and our financial guidance set forth under the heading “Financial Guidance as of July 26, 2012.” Forward-looking projections or expectations are inherently uncertain, are based on assumptions and judgments by management and may turn out to be wrong. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including but not limited to flaws in the assumptions and judgments upon which our forecasts are based; the willingness of purchasers of marketing services and products to shop online; our failure to acquire new customers and enter new markets, retain our current customers and sell more products to current and new customers; our failure to promote and strengthen our brand; the failure of our current and new marketing channels to attract customers; our failure to manage growth and changes in our organization and senior management; our failure to manage the complexity of our business and expand our operations; our inability to make the investments in our business that we plan to make because the investments are more costly than we expected or because we are unable to devote the necessary operational and financial resources; the failure of our investments to have the effects that we expect; our failure to execute our strategy; currency fluctuations that affect our revenues and costs; costs and disruptions caused by acquisitions; the failure of our acquired businesses to perform as expected; difficulties or higher than anticipated costs in integrating the systems and operations of our acquired businesses into our systems and operations; unanticipated changes in our market, customers or business; competitive pressures; interruptions in or failures of our websites, network infrastructure or manufacturing operations; our failure to retain key employees of Vistaprint or of our acquired businesses; our failure to maintain compliance with the financial covenants in our revolving credit facility or to pay our debts when due; costs and judgments resulting from litigation; changes in the laws and regulations or in the interpretations of laws or regulations to which we are subject, including tax laws, or the institution of new laws or regulations that affect our business; general economic conditions; and other factors described in our Form 10-Q for the fiscal quarter ended March 31, 2012 and the other documents we periodically file with the U.S. Securities and Exchange Commission.

In addition, the statements and projections in this press release represent our expectations and beliefs as of the date of this press release. We anticipate that subsequent events and developments may cause these expectations, beliefs and projections to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

Financial Tables to Follow

VISTAPRINT N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited in thousands, except share and per share data)

	June 30,	June 30,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$62,203	$236,552
Marketable securities	—	529
Accounts receivable, net of allowances of $189 and $243, respectively	20,125	13,389
Inventory	7,168	8,377
Prepaid expenses and other current assets	26,102	13,444

Total current assets	115,598	272,291
Property, plant and equipment, net	261,228	262,104
Software and website development costs, net	5,186	6,046
Deferred tax assets	327	6,522
Goodwill	140,429	4,168
Intangible assets, net	40,271	1,042
Other assets	29,390	3,727

Total assets	$592,429	$555,900

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$25,931	$15,998
Accrued expenses	98,402	68,989
Deferred revenue	15,978	8,819
Deferred tax liabilities	1,668	—

Total current liabilities	141,979	93,806
Deferred tax liabilities	18,359	3,794
Other liabilities	13,804	8,207
Long-term debt	229,000	—

Total liabilities	403,142	105,807

Commitments and contingencies
Shareholders’ equity:
Preferred shares, par value €0.01 per share, 120,000,000 shares authorized; none issued and outstanding	—	—
Ordinary shares, par value €0.01 per share, 120,000,000 shares authorized; 49,950,289 and 49,950,289 shares issued and 34,119,637 and 43,144,718 outstanding, respectively	699	699
Treasury shares, at cost, 15,830,652 and 6,805,571 shares, respectively	(378,941)	(85,377)
Additional paid-in capital	285,633	273,260
Retained earnings	292,628	248,634
Accumulated other comprehensive (loss) income	(10,732)	12,877

Total shareholders’ equity	189,287	450,093

Total liabilities and shareholders’ equity	$592,429	$555,900

VISTAPRINT N.V.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited in thousands, except share and per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2012	2011	2012	2011
Revenue	$250,413	$208,791	$1,020,269	$817,009
Cost of revenue (1)	88,672	75,401	355,205	287,806
Technology and development expense (1)	37,000	25,366	129,162	93,626
Marketing and selling expense (1)	90,928	71,292	375,538	271,838
General and administrative expense (1)	28,711	19,733	105,190	70,659

Income from operations	5,102	16,999	55,174	93,080
Interest income	10	115	192	435
Other income (expense), net	909	(1,162)	2,350	(2,197)
Interest expense	768	—	1,871	196

Income before income taxes	5,253	15,952	55,845	91,122
Income tax provision	1,402	1,555	11,851	9,013

Net income	$3,851	$14,397	$43,994	$82,109

Basic net income per share	$0.11	$0.33	$1.16	$1.89

Diluted net income per share	$0.10	$0.32	$1.13	$1.83

Weighted average shares outstanding — basic	35,808,786	43,060,746	37,813,504	43,431,326

Weighted average shares outstanding — diluted	37,043,051	44,716,991	38,953,179	44,951,199

(1)	Share-based compensation expense is allocated as follows:

	Three Months Ended June 30,		Year Ended June 30,
	2012	2011	2012	2011
Cost of revenue	$84	$125	$329	$686
Technology and development expense	2,084	903	5,171	4,178
Marketing and selling expense	1,165	790	2,692	3,841
General and administrative expense	5,078	3,147	17,221	12,972

VISTAPRINT N.V.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited in thousands)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2012	2011	2012	2011
Operating activities
Net income	$3,851	$14,397	$43,994	$82,109
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,062	12,926	59,427	50,627
Amortization of debt issuance costs	94	—	206	—
Realized loss on marketable securities	—	71	—	71
Realized loss on sale, disposal, or impairment of long-lived assets	78	332	155	486
Amortization of premiums and discounts on marketable securities	—	—	—	163
Share-based compensation expense	8,411	4,965	25,413	21,677
Excess tax benefits derived from share-based compensation awards	(6,037)	(965)	(6,108)	(2,515)
Deferred income taxes	371	610	(1,810)	1,614
Changes in operating assets and liabilities, excluding the effect of business acquisitions:
Accounts receivable	1,023	(1,511)	(1,405)	(3,454)
Inventory	462	199	1,150	(1,466)
Prepaid expenses and other assets	(5,453)	6,721	(11,484)	9,937
Accounts payable	3,701	(2,214)	5,667	(2,610)
Accrued expenses and other liabilities	(3,222)	776	25,436	5,995

Net cash provided by operating activities	19,341	36,307	140,641	162,634

Investing activities
Purchases of property, plant and equipment	(13,482)	(8,181)	(46,420)	(37,405)
Business acquisitions, net of cash acquired	—	—	(180,675)	—
Maturities and redemptions of marketable securities	—	—	529	9,570
Purchases of intangible assets	(67)	(57)	(239)	(205)
Capitalization of software and website development costs	(1,161)	(1,634)	(5,463)	(6,290)

Net cash used in investing activities	(14,710)	(9,872)	(232,268)	(34,330)

Financing activities
Proceeds from borrowings of long-term debt	189,000	—	408,500	—
Payments of long-term debt	(86,500)	—	(179,500)	(5,222)
Payments of debt issuance costs	(598)	—	(1,820)	—
Payments of withholding taxes in connection with vesting of restricted share units	(1,420)	(1,551)	(4,148)	(5,653)
Repurchases of ordinary shares	(100,056)	—	(309,701)	(56,935)
Excess tax benefits derived from share-based compensation awards	6,037	965	6,108	2,515
Proceeds from issuance of shares	436	1,810	1,394	7,012

Net cash provided by (used in) financing activities	6,899	1,224	(79,167)	(58,283)

Effect of exchange rate changes on cash	(1,464)	828	(3,555)	3,804

Net increase (decrease) in cash and cash equivalents	10,066	28,487	(174,349)	73,825

Cash and cash equivalents at beginning of period	52,137	208,065	236,552	162,727

Cash and cash equivalents at end of period	$62,203	$236,552	$62,203	$236,552

VISTAPRINT N.V.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited in thousands, except share and per share data)

	Three Months Ended				Year Ended
	June 30,				June 30,
	2012		2011		2012		2011
Non-GAAP adjusted net income reconciliation:
Net income	$3,851		$14,397		$43,994		$82,109
Add back:
Share-based compensation expense, inclusive of income tax effects	8,596	(a)	5,129	(b)	26,060	(c)	22,400	(d)
Amortization of acquisition-related intangible assets	2,225		—		5,754		—
Tax cost of transfer of intellectual property	218				1,235

Non-GAAP adjusted net income	$14,890		$19,526		$77,043		$104,509

Non-GAAP adjusted net income per diluted share reconciliation:
Net income per diluted share	$0.10		$0.32		$1.13		$1.83
Add back:
Share-based compensation expense, inclusive of income tax effects	0.23		0.11		0.65		0.47
Amortization of acquisition-related intangible assets	0.06		—		0.14		—
Tax cost of transfer of intellectual property	0.01		—		0.03		—

Non-GAAP adjusted net income per diluted share	$0.40		$0.43		$1.95		$2.30

Non-GAAP weighted average shares outstanding — diluted	37,620,191		45,155,893		39,425,920		45,448,055

(a)	Includes share-based compensation charges of $8,411 and the income tax effects related to those charges of $185
(b)	Includes share-based compensation charges of $4,965 and the income tax effects related to those charges of $164
(c)	Includes share-based compensation charges of $25,413 and the income tax effects related to those charges of $647
(d)	Includes share-based compensation charges of $21,677 and the income tax effects related to those charges of $723

	Three Months Ended		Year Ended
	June 30,		June 30,
	2012	2011	2012	2011
Free cash flow reconciliation:
Net cash provided by operating activities	$19,341	$36,307	$140,641	$162,634
Purchases of property, plant and equipment	(13,482)	(8,181)	(46,420)	(37,405)
Purchases of intangible assets not related to acquisitions	(67)	(57)	(239)	(205)
Capitalization of software and website development costs	(1,161)	(1,634)	(5,463)	(6,290)

Free cash flow	$4,631	$26,435	$88,519	$118,734

VISTAPRINT N.V.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

(Unaudited in thousands, except share and per share data)

							Constant-
	GAAP Revenue			Currency	Constant-		Currency
	Three Months Ended			Impact:	Currency	Favorable	Organic
	June 30,			(Favorable)/	Revenue	Impact of	Revenue
	2012	2011	% Change	Unfavorable	Growth	Acquisitions	Growth
Revenue growth reconciliation by segment:
North America	$143,394	$119,245	20%	1%	21%	(3)%	18%
Europe	91,958	77,767	18%	12%	30%	(19)%	11%
Asia-Pacific	15,061	11,779	28%	5%	33%	—%	33%

Total revenue	$250,413	$208,791	20%	5%	25%	(8)%	17%

							Constant-
	GAAP Revenue			Currency	Constant-		Currency
	Year Ended			Impact:	Currency	Favorable	Organic
	June 30,			(Favorable)/	Revenue	Impact of	Revenue
	2012	2011	% Change	Unfavorable	Growth	Acquisitions	Growth
Revenue growth reconciliation by segment:
North America	$543,860	$452,770	20%	—%	20%	(1)%	19%
Europe	415,213	321,716	29%	2%	31%	(13)%	18%
Asia-Pacific	61,196	42,523	44%	(6)%	38%	—%	38%

Total revenue	$1,020,269	$817,009	25%	—%	25%	(5)%	20%